Registration No. 333-______

As filed with the Securities and Exchange Commission on September 26, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _________________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________

ALLORA MINERALS, INC.
(Name of small business issuer in its charter)

Nevada	1000	None
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

Suite 3 , Level 1
190 Queen Street, Melbourne,
Victoria, Australia, 3000
Telephone No.: +61 3 9670 9755
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
____________________________

Agostino Tarulli
President
Allora Minerals, Inc.
190 Queen Street, Melbourne,
Victoria, Australia, 3000
Telephone No.: +61 3 9670 9755
Facsimile No.: +61 3 9012 4314
(Address, including zip code, and telephone number,
including area code, of agent for service)
______________________________

Copies to:

Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ࿠
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share	1,275,000(	2)	$0.10(	3)	$127,500	$4.81
TOTAL	1,275,000				$127,500	$4.81

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Represents the number of shares of common stock currently outstanding to be sold by the selling security holders.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED September 26, 2008

ALLORA MINERALS, INC

1,275,000 Shares of Common Stock

This prospectus relates to the resale by certain selling security holders of Allora Minerals, Inc. of up to 1,275,000 shares of common stock held by selling security holders of Allora Minerals, Inc. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

The selling security holders will be offering our shares of common stock at a fixed price of $0.10 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders may be deemed to be an "underwriter", as such term is defined in the Securities Act of 1933, as amended.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 26, 2008.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Until  ___, 2008 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Allora Minerals, Inc. unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Our Company

On November 2, 2007, Allora Minerals, Inc. was incorporated under the laws of the State of Nevada for the purpose of conducting mineral exploration activities.

We are an exploration stage company formed for the purposes of acquiring, exploring, and if warranted and feasible, developing a natural resource property. We raised an aggregate of $28,000 through private placements of our securities. Proceeds from these placements were used as an initial option payment on a mineral property and for working capital.

On February 12, 2008 we entered into a mineral property option agreement whereby we can acquire a 100% interest in the Albury Heath 1 and 2 prospecting licenses located in Western Australia. The option agreement require us to make an initial cash payment of $3,600 (Australian dollar (“A$”) A$4,000 (paid on February 12, 2008)), incur a minimum expenditure commitment of approximately $12,700 (A$14,120) per year from March 14, 2008 to March 13, 2011. In addition, we must incur exploration expenditures of approximately $180,000 (A$200,000) through March 13, 2011. The option agreement has an exercise price of approximately $225,000 (A$250,000) cash to be paid if exercised by the Company. We had a consulting geologist prepare an evaluation report on the prospects. We intend to conduct exploratory activities on the claim and if feasible, develop the prospects.

The Offering

Securities offered:	The selling stockholders are offering hereby up to 1,275,000 shares of common stock.

Offering price :	$0.10 per share of common stock until a market develops

Shares outstanding prior to offering:	3,775,000

Shares outstanding after offering:	3,775,000

Market for the common shares:
There is no public market for our shares. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to eligible for trading on the Over-the- Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders

Summary Financial Information

The tables and information below are derived from our audited financial statements for the period from November 2, 2007 (Inception) to May 31, 2008.  Our working capital as at May 31, 2008 was $19,257.

Financial Summary	May 31, 2008 ($)
Cash and Deposits	21,722
Total Assets	25,322
Total Liabilities	2,465
Total Stockholder’s Equity	22,857

Statement of Operations	Accumulated From November 2, 2007 (Inception) to May 31, 2008 ($)
Total Expenses	5,143
Net Loss for the Period	5,143
Net Loss per Share	0.00

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. The following risks are in addition to numerous other risks that are typical of exploration stage resource companies. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Relating to Our Company

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements for the period ended May 31, 2008 were prepared assuming that we will continue our operations as a going concern.  We were incorporated on November 2, 2007 and do not have a history of earnings. As a result, our independent accountants in their audit report have raised substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We will require additional funds which we plan to raise through the sale of our common stock, which requires favorable market conditions and interest in our activities by investors. We may not be able to sell our common stock and funding would not be available for continued operations.

Our current assets of $21,722 will be not be sufficient to complete the first phase of our planned exploration program on the Albury Heath 1 and 2 prospecting licenses. All of our exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock. The sale of common stock requires favorable market conditions for junior exploration companies like ours, as well as specific interest in our stock, neither of which may exist if and when additional funding is required by us. If we are unable to raise additional funds in the future, we may have to cease our operations.

We have a very limited history of operations and accordingly there is no track record that would provide a basis for assessing our ability to conduct successful mineral exploration activities.  We may not be successful in carrying out our business objectives.

We were incorporated on November 2, 2007 and to date, have been involved primarily in organizational activities, obtaining financing and entering into a mineral property option agreement. Accordingly, we have no track record of successful exploration activities, strategic decision making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful as a junior resource exploration company. Junior exploration companies often fail to achieve or maintain successful operations, even in favorable market conditions.  There is a substantial risk that we will not be successful in our exploration activities, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

Our failure to make required payment could cause us to lose title to the prospecting licenses.

The Albury Heath 1 and 2 prospecting licenses has an expiration date of March 13, 2011. In order to maintain the licenses in good standing, it will be necessary for us to pay an annual maintenance fee of approximately $12,700 (A$14,120) per year from March 14, 2008 to March 13, 2011.

Due to the speculative nature of mineral property exploration, there is substantial risk that no commercially viable mineral deposits will be found on the Albury Heath 1 and 2 prospecting licenses or other mineral properties that we acquire.

In order for us to even commence mining operations we face a number of challenges which include finding qualified professionals to conduct our exploration program, obtaining adequate financing to continue our exploration program, locating a viable mineral body, partnering with a senior mining company, obtaining mining permits, and ultimately selling minerals in order to generate revenue. Moreover, exploration for commercially viable mineral deposits is highly speculative in nature and involves substantial risk that no viable mineral deposits will be located on any of our present or future mineral properties.  There is a substantial risk that the exploration program that we will conduct on the prospects may not result in the discovery of any significant mineralization, and therefore no commercial viable mineral deposit.  There are numerous geological features that we may encounter that would limit our ability to locate mineralization or that could interfere with our exploration programs as planned, resulting in unsuccessful exploration efforts. In such a case, we may incur significant costs associated with an exploration program, without any benefit. This would likely result in a decrease in the value of our common stock.

Due to the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or may elect not to insure. We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets and cease operations, resulting in the loss of your entire investment.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Western Australian as administered by the Department of Industry and Resources as we carry out our exploration program. We may be required to obtain work permits, negotiate with Aboriginal groups holding Native Title Rights for access to our leases, obtain land access agreements from pastoral lease holders, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(a) Water discharge will have to meet drinking water standards;
(b) Dust generation will have to be minimal or otherwise re-mediated;
(c) Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(d) An assessment of all material to be left on the surface will need to be environmentally benign;
(e) Ground water will have to be monitored for any potential contaminants;
(f) The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and
(g) There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

The market price for precious metals is based on numerous factors outside of our control. There is a risk that the market price for precious metals will significantly decrease, which will make it difficult for us to fund further mineral exploration activities, and would decrease the probability that any significant mineralization that we locate can be economically extracted.

Numerous factors beyond our control may affect the marketability of minerals. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

Since the majority of our shares of common stock are owned by our President, our other stockholders may not be able to influence control of the Company or decision making by management of the Company.

Our president beneficially own 66.23% of our outstanding common stock. The interests of our president may not be, at all times, the same as that of our other shareholders. Our president is not simply a passive investor but is also an executive officer of the Company, his interests as an executive may, at times be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon our president exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of the Company’s Board of Directors. Also, our president has the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of us, which may be disadvantageous to minority shareholders.

Since our President has ability to be employed by or consult for other companies, his other activities could slow down our operations.

Our President is not required to work exclusively for us and do not devote all of his time to our operations. Therefore, it is possible that a conflict of interest with regard to his time may arise based on his employment by other companies. His other activities may prevent him from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that our President will devote between 10 and 20 hours per week to our operations on an ongoing basis, and when required will devote whole days and even multiple days at a stretch when property visits are required or when extensive analysis of information is needed. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the business activities of our president.

If the selling shareholders sell a large number of shares all at once or in blocks, the  market price of our shares would most likely decline.

The selling shareholders are offering up to 1,275,000 shares of our common stock through this prospectus.  Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline.  Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 33.77% of the common shares outstanding as of the date of this prospectus.

Risks Relating to Our Common Stock

There is no liquidity and no established public market for our common stock and we may not be successful at obtaining a quotation on a recognized quotation service.  In such event it may be difficult to sell your shares.

There is presently no public market in our shares.  There can be no assurance that we will be successful at developing a public market or in having our common stock quoted on a quotation facility such as the OTC Bulletin Board.  There are risks associated with obtaining a quotation, including that broker dealers will not be willing to make a market in our shares, or to request that our shares be quoted on a quotation service.  In addition, even if a quotation is obtained, the OTC Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms.   If trades in our common stock are not quoted on a quotation facility, it may be very difficult for an investor to find a buyer for their shares in our Company.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”.  Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential  investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.  In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.  The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination.  Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.  Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. As of September 25, 2008, the Company had 3,775,000 shares of common stock outstanding. Accordingly, we may issue up to an additional 71,225,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis.  The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  We intend to have an application filed for admission to quotation of our securities on the OTC Bulletin Board after this prospectus is declared effective by the SEC.  If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the States in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any State until the common stock is qualified for sale under the applicable securities laws of the State or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the State.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular State, the common stock could not be offered or sold to, or purchased by, a resident of that State. In the event that a significant number of States refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of CanAm Uranium from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF THE OFFERING PRICE

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of September 25, 2008, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,775,000 shares of our common stock issued and outstanding as of September 25, 2008. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete

Baines Andrea	50,000	50,000	0	0
Baines Michelle	50,000	50,000	0	0
Bartsch Alun	50,000	50,000	0	0
Bartsch Marian	50,000	50,000	0	0
Bartsch Paloma	25,000	25,000	0	0
Brown Alexander	25,000	25,000	0	0
Brown Elizabeth	25,000	25,000	0	0
Brown Jason	50,000	50,000	0	0
Brown Kathrine	25,000	25,000	0	0
Brown Nicole	50,000	50,000	0	0
Campbell Sharon	50,000	50,000	0	0
Di Scerni Daniel	25,000	25,000	0	0
Di Scerni Paul	25,000	25,000	0	0
Di Scerni Sam	25,000	25,000	0	0
Elder Ian	50,000	50,000	0	0
Gencarelli Filomena	25,000	25,000	0	0
Gencarelli George	25,000	25,000	0	0
Henrich Sarah	25,000	25,000	0	0
Loei Elizabeth	50,000	50,000	0	0
Lorrigan Anthony	50,000	50,000	0	0
Mitchell Andrew	25,000	25,000	0	0
O'Neill Andrew	50,000	50,000	0	0
O'Neill Ethel	50,000	50,000	0	0
O'Neill Gavin	50,000	50,000	0	0
O'Neill Patrick	50,000	50,000	0	0
O'Neill Vicki	50,000	50,000	0	0
O'Neill William Jnr	50,000	50,000	0	0
O'Neill William Snr	50,000	50,000	0	0
Tarulli Antonio	50,000	50,000	0	0
Tarulli Assunta	50,000	50,000	0	0
Welsh Kylie	50,000	50,000	0	0

Total	1,275,000	1,275,000	0	0

None of the selling shareholders has a relationship with us other than as a shareholder, has ever been one of our officers or directors, or is a broker-dealer registered under the United States Securities Exchange Act, or an affiliate of such a broker-dealer.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus.

PLAN OF DISTRIBUTION

As of the date of this prospectus, there is no market for our securities.  After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $0.10 per common share. After our common stock becomes eligible for trading on the OTC Bulletin Board,  the selling security holders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

After our common stock becomes eligible for trading on the OTC Bulletin Board, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	market sales (both long and short to the extent permitted under the federal securities laws);
•	at the market to or through market makers or into an existing market for the shares;
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
•	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its warrants or shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  Before our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a price per share of $0.10. After our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. After our common stock becomes eligible for trading on the OTC Bulletin Board, upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the shares of common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M.  In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling stockholders will also need to comply with State securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All States offer a variety of exemptions from registration of secondary sales.  Many States, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling stockholder will be able to advise the stockholder as to which States have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling stockholder pursuant to this prospectus, and who subsequently wants to resell such shares will also have to comply with “Blue Sky laws” regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which State(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES
Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended, which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue seventy five million (75,000,000) shares of common stock, par value $0.001, of which 3,775,000 shares of common stock are issued and outstanding as of September 25, 2008.

During December 2007, we issued 2,500,000 common shares at $0.001 per share to our president for cash proceeds of $2,500. The offering was made to non-U.S. persons in offshore transactions pursuant to the exemption from registration provided by Regulation S of the Securities Act.

During the January and February, 2008, we issued 1,275,000 common shares $0.02 per share for cash proceeds of $25,500. The offering was made to non-U.S. persons in offshore transactions pursuant to the exemption from registration provided by Regulation S of the Securities Act.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of a majority of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro-rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Articles of Incorporation does not provide for the issuance of preferred stock.

Warrants and Options

As of September 25, 2008 there were no stock purchase warrants or options issued and outstanding.

EXPERTS

The Law Offices of Thomas E. Puzzo, PLLC., has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

Our financial statements for the period ending May 31, 2008, which are included in this prospectus, have been audited by LBB & Associates Ltd., LLP to the extent and for the period set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingent basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DESCRIPTION OF BUSINESS

We are an exploration stage company formed for the purposes of acquiring, exploring, and if warranted and feasible, developing natural resource properties. We have recently commenced our mineral exploration business and our operations to date have been limited to raising capital and entering into an option agreement to acquire the Albury Heath 1 and 2 prospecting licenses in Western Australia.

Organization Within the Last Five Years

On November 2, 2007, the Company was incorporated under the laws of the State of Nevada for the purpose of conducting mineral exploration activities. We were authorized to issue 75,000,000 shares of common stock, par value $.001 per share, and initially issued 2,500,000 shares of common stock to our president. Said issuances were paid at a purchase price of the par value per share and the proceeds were $2,500.

During January and February 2008 we accepted subscriptions for 1,275,000 shares of our common stock from 31 investors. The shares of common stock were sold at a purchase price of $0.02 per share, amounting in the aggregate to $25,500.

During February 2008 we entered into a mineral property option agreement whereby we can acquire a 100% interest in the Albury Heath 1 and 2 prospecting licenses located in Western Australia. The option agreement require us to make an initial cash payment of $3,600 (Australian dollar (“A$”) A$4,000 (paid on February 12, 2008)), incur a minimum expenditure commitment of approximately $12,700 (A$14,120) per year from March 14, 2008 to March 13, 2011. In addition, we must incur exploration expenditures of approximately $180,000 (A$200,000) through March 13, 2011. The option agreement has an exercise price of approximately $225,000 (A$250,000) cash to be paid if exercised by the Company.

During February 2008 we engaged Mr. Gregory Philip Curnow, a consulting geologist, to review the geologic premise and information upon which the prospects was acquired, and to provide a technical report as to its merit as an exploration prospect, including recommendations on appropriate next steps. The report on the prospects, entitled Evaluation Report on PL 51/2529 and PL51/2530 Albury Heath Western Australia for Allora Minerals, Inc is dated March 27, 2008 and describes the mineral prospects (tenures, location and access) and the regional, local and property geology and mineralization. It also recommends with associated budgets, regarding the initial strategy that should be followed in exploring the prospecting licenses.

Exploratory Activities

We have not commenced any work on the property. Our initial objective will be to conduct the recommended stage one program as outlined in the recommendations of the evaluation report and summarized below.

Mineral exploration activities at the early exploration stage generally consist of acquiring and evaluating one or more mineral properties, including conducting geological exploration work on the properties in order to assess their potential for economically viable mineral deposits.  There is presently no known commercially viable deposit on our prospects and exploratory work is required to adequately assess the mineral potential of the property, if any.

Prospect description, location and access

The Albury Prospect is made up of two Prospecting Licenses (PL 51/2529 & PL 51/2530) and the details for each license is as follows:

Title	Holder	% Held	Area	Expiry Date
PL 51/2529	George Francis Lee	100%	191 Ha	12th March 2011
PL 51/2530	George Francis Lee	100%	161 Ha	12th March 2011

The Albury Heath licenses are located 23 km south southeast of Meekatharra and 750 km northeast of Perth in the Australian state of Western Australia (Figure 1). Meekatharra is located on the Great Northern Highway, the main north south route in Western Australia and has a population of approximately 1,000 and services the local mining and exploration businesses as well as the pastoral industry. Access to the prospect area is via the Meekatharra-Gabanintha Road, which is gravel, and local tracks lead through the two prospects. Access to the prospecting licences is not encumbered by the leases though land access agreements should be gained from the pastoral leaseholders.

Figure 1: Location

Geology and Mineralization

The licenses are underlain by Archaean Meekatharra Greenstone Belt that has a synclinal structure tending to the northeast associated with it. The country rock is comprised of a sequence of mafic/ultramafic volcanics and intrusives that grade into felsic volcanics and volcaniclastic sediments.

The broad sequence is that of two major mafic to felsic cycles with the lower cycle hosting the majority of gold mineralisation found in the Albury Heath area as well as the Meekatharra region generally.

Figure 2: Regional Geology

Locally the licenses are located next to a regional strike fault that transects the northerly striking volcanics that cover most of the two licenses. The fault can be mapped over a 200 km strike length and is part of the Meekatharra-Mount Magnet Tectonic belt which includes linear transcurrent faults and steeply inclined isoclinal folds (Figure 2).

Regional metamorphism grades between low grade greenschist facies and low amphibolite facies with the grade rising the closer you get to the granitoid contact.

Both licenses cover parts of smaller faults that are associated with the regional faulting. It has been postulated that these faults truncate the lava flows in the area and are the primary control for the mineralisation in the area (Figure 3).

Figure 3: Local Geology

Mineralisation at the nearby Albury Heath mine is hosted within a quartz vein system that strike in a north north-easterly direction and dip steeply (70 - 80°) to the southeast, and mineralisation is associated with pyrite and arsenopyrite.

The country rock is cut by sheeted quartz veins and sub-parallel reefs. Quartz stockworking occurs throughout the old workings and extends along the strike direction of the quartz vein system and are known to contain gold mineralisation.

Competitive Conditions

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals and capital.  We are a very early stage mineral exploration company and a very small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

Government Approvals and Recommendations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Australia generally, and in the province of Western Australia specifically.

Costs and Effects of Compliance with Environmental Laws

We currently have no costs to comply with environmental laws concerning our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work.  Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible.  Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits.  Reclamation is the process of bringing the land back to a natural state after completion of exploration activities.  Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills.  Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground.  The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described above.  Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Employees

We currently have no employees other than our president. We intend to retain the services of geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our mineral prospects and to assist with regulatory compliance and preparation of financial statements.

OUR EXECUTIVE OFFICES

Our executive offices are located at Suite 3, Level 1, 190 Queen Street, Melbourne, Victoria, Australia, 3000. The space is being provided to us by our President without charge.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s mineral prospects are not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Admission to Quotation on the OTC Bulletin Board

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and
(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Capital Market. We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Capital Market.

Transfer Agent

We have not retained a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Holders

As of September 25, 2008, the Company had 3,775,000 shares of our common stock issued and outstanding held by 31 holders of record.

The selling stockholders are offering hereby up to 1,275,000 shares of common stock at an exercise price of $0.10 per share.

Dividend Policy

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

Securities Authorized Under Equity Compensation Plans

We have no equity compensation or stock option plans.  We may in the future adopt a stock option plan as our mineral exploration activities progress.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Plan of Operation

Our plan of operation for the twelve months following the date of this prospectus is to complete the first and second of the three phases of the exploration program on our prospects. In addition to the $101,650 we anticipate spending for the first two phases of the exploration program as outlined below, we anticipate spending an additional $25,000 on general and administration expenses including fees payable in connection with the filing of our registration statement and complying with reporting obligations, and general administrative costs. Total expenditures over the next 12 months are therefore expected to be approximately $126,650. We will experience a shortage of funds prior to funding and we may utilize funds from our president, however they have no formal commitment, arrangement or legal obligation to advance or loan funds to the company.

Phase 1

•	Collection, purchase and collation of all relevant geological, geophysical and mining data available;
•	Re-interpretation of available geophysics to determine location of possible mineralized shears and faults; and
•	Field mapping and rock chip sampling of the two licenses.

Phase 2

•	Soil sampling of any significant areas highlighted in Phase 1; and
•	Ground geophysics of targets generated by the re-interpretation of available geophysical data.

Phase 3

•	Drilling of any significant targets generated during Phase 2 work.

Proposed Work	Cost $

Phase 1
Data Collection	$4,500
Re-Interpretation of Geophysical Data	$9,000
Field Mapping	$2,250
Sampling	$1,350
Travel & Accommodation	$1,350
Report	$1,350
Administration	$3,000

$22,800

Phase 2
Soil Sampling	$3,400
Assaying	$2,700
Ground Geophysics	$58,500
Report	$1,350
Administration	$9,900

$75,850

Phase 2
Drilling	$67,500
Assaying	$27,000
Supervision	$3,800
Travel & Accommodation	$1,900
Report	$1,350
Administration	$15,250

$116,800

Total	$215,450

We plan to commence Phase 1 of the exploration program on the prospects in the spring of 2009. We expect this phase to take 7 days to complete and an additional one to two months for the geologist to prepare his report.

The above program costs are management’s estimates based upon the recommendations of the consulting geologist’s report and the actual project costs may exceed our estimates. To date, we have not commenced exploration.

Following Phase 1 of the exploration program, if it proves successful in identifying mineral deposits, we intend to proceed with Phase 2 of our exploration program. Subject to the results of Phase 1, we anticipate commencing with Phase 2 in the fall of 2009. We will require additional funding to commence with Phase 1 work on the prospects; we have no current plans on how to raise the additional funding. We cannot provide any assurance that we will be able to raise sufficient funds to proceed with any work after the first phase of the exploration program.

Results of Operations

We have had no operating revenues since our inception on November 2, 2007, through May 31, 2008. Our activities have been financed from the proceeds of share subscriptions. From our inception on November 2, 2007 to May 31, 2008 we have raised a total of $28,000 from private offerings of our common stock.

For the period from inception on November 2, 2007 to May 31, 2008, we incurred total expenses of $5,143.  We had general and administrative expenses of $5,143.

Liquidity and Capital resources

At May 31, 2008, we had a cash balance of $21,722. We have enough funds on hand to complete the listing of our shares on the OTCBB. We do not have enough cash on hand to commence our exploration program and need to raise funds to commence our exploration program.

If additional funds become required, the additional funding will likely come from equity financing from the sale of our common stock or sale of part of our interest in our mineral prospects. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration activities. In the absence of such financing, our business will likely fail.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing.  If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the prospects and our business will fail.

Going Concern Consideration

We have not generated any revenues since inception. As of May 31, 2008, the Company had accumulated losses of $5,143. Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements that raised substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Off Balance Sheet Arrangements.

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Summary of Critical Accounting Estimates

Exploration Stage Company
The Company complies with Financial Accounting Standards Board Statement No. 7 “Accounting and Reporting by Development Stage Enterprises” in its characterization of the Company as an exploration stage enterprise.

Mineral Interests
Mineral property acquisition costs are capitalized in accordance with EITF 04-2. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Officers currently serving our Company is as follows:

Name	Age	Positions and Offices

Mr. Agostino Tarulli (1)	58	President, Chief Executive and Chief Financial Officer and Director

(1) c/o Allora Minerals, Inc., 190 Queen Street, Melbourne, Victoria, Australia 3000.

The director named above will serve until the next annual meeting of the stockholders or until his resignation or removal from office. Thereafter, directors are anticipated to be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated.

Mr. Agostino Tarulli

Mr. Agostino Tarulli serves as President, Chief Executive and Chief Financial Officer, Treasurer and Secretary since the Company’s inception.  He is also our sole director. Mr. Tarulli graduated with a Bachelor of Management degree from the Western Australian Institute of Technology (now Curtin University) in 1977 and holds a postgraduate Corporate Management Diploma from the University of Tasmania. From 1978 to 1994 he was employed by Western Australian Newspapers and News Limited where he was employed in various financial reporting roles. From 1995 to current he has been involved in the mining industry holding several senior roles in administration and finance of publicly listed companies on the ASX listed Golden State Resources N.L. and the TSX listed Mandorin Goldfields Inc. He is currently the Chief Operating Officer of the CanAustra Group of companies, a private group, in the resources sector operating across jurisdictions such as Australia, Argentina, The British Virgin Islands, Mauritius, St Lucia, Bermuda, Hong Kong, South Africa and Canada.

Significant Employees and Consultants

Other than our president, we currently have no other significant employees.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early exploration stage company and has only one director, and to date, such director has been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our directors or officers. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred since our incorporation concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Officers for all services rendered in all capacities to us for the fiscal periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Agostino	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Tarulli (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) President and Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director.

Our director has not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for junior mineral exploration companies.

Employment Agreements

We are not presently a party to any employment or consulting agreement.  This is consistent with the practice of many early stage junior mining companies as cash resources must be conserved for exploration related activities and mineral property costs.  We will review the requirement for employment agreements upon our operations increasing in significance.

Director Compensation

The following table sets forth director compensation as of September 25, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Agostino Tarulli	-0-	-0-	-0-	-0-	-0-	-0-	-0-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of September 25, 2008, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,775,000 shares of our common stock issued and outstanding as of September 25, 2008. We do not have any outstanding warrant, options or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Common Stock	Agostino Tarulli c/o Allora Minerals, Inc., 190 Queen Street, Melbourne, Victoria, Australia 3000	2,500,000 shares of common stock (direct)	66.23%
All executive officers and directors as a group		2,500,000 share of common stock	66.23%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our inception on November 2, 2007, had any interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

There have been no assets acquired or are any assets to be acquired from or expenses incurred by any of the above mentioned parties.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our Bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Upon the effectiveness of the registration statement to which this prospectus forms a part of, we will commence filing annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information on which we file electronically with the SEC. The SEC's website is located at http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.  The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above.  The registration statement and exhibits can also be reviewed on the SEC's Internet site at http://www.sec.gov.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

LBB & Associates Ltd., LLP is our registered independent auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

ALLORA MINERALS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Allora Minerals, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Allora Minerals, Inc. (the “Company”) as of May 31, 2008, and the related statements of operations, stockholders' equity, and cash flows for the period from November 2, 2007 (Inception) to May 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allora Minerals, Inc. as of May 31, 2008, and the results of its operations and its cash flows for the period from November 2, 2007 (Inception) to May 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2009 raise substantial doubt about its ability to continue as a going concern. The 2008 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP
Houston, Texas
August 12, 2008

ALLORA MINERALS INC.
(An Exploration Stage Company)

BALANCE SHEET

(Expressed in U.S. dollars)

May 31, 2008 - $ -

ASSETS

Current assets
Cash	21,722

Mineral property	3,600
Total assets	25,322

LIABILITIES

Current liabilities
Due to a related party	2,465
Total liabilities	2,465

STOCKHOLDERS’ EQUITY
Common stock
Authorized:
75,000,000 common shares with a par value of $0.001
Issued and outstanding:
3,775,000 common shares	3,775
Additional paid in capital	24,225
Deficit accumulated during the exploration stage	(5,143)
Total stockholders’ equity	22,857
Total liabilities and stockholder’s equity	25,322

ALLORA MINERALS INC. (An Exploration Stage Company) STATEMENT OF OPERATIONS (Expressed in U.S. dollars)

November 2, 2007 (Inception) to May 31, 2008 - $ -

General and administrative	5,143
Net loss	5,143
Basic and diluted net loss per share	(0.00)
Weighted average number of shares outstanding	2,528,436

ALLORA MINERALS INC.
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD NOVEMBER 2, 2007 (DATE OF INCEPTION) TO MAY 31, 2008

(Expressed in U.S. dollars)

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total
	Number	- $ -	- $ -	- $ -	- $ -
Balance, November 2, 2007 (Date of Inception)	-	-	-	-	-
Common shares issued for cash	3,775,000	3,775	24,225		28,000
Net loss	-	-	-	(5,143)	(5,143)
Balance, May 31, 2008	3,775,000	3,775	24,225	(5,143)	22,857

ALLORA MINERALS INC.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

(Expressed in U.S. dollars)

November 2, 2007 (Inception) to May 31, 2008 - $ -

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(5,143)
Add back non-cash operating activities	-
Change in working capital accounts	-
Net cash used in operating activities	(5,143)

CASH FLOWS FROM INVESTING ACTIVITIES
Mineral property acquisition	(3,600)
Net cash used in investing activities	(3,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	2,465
Proceeds from sale of stock	28,000
Net cash provided by financing activities	30,465

INCREASE IN CASH	21,722

CASH, BEGINNING	-
CASH, ENDING	21,722

Supplemental cash flow information:
Interest paid	$-
Income taxes paid	$-

1.	NATURE OF OPERATIONS

The Company was incorporated in the State of Nevada on November 2, 2007 and is in the development stage as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”.

During the period ended May 31, 2008 the Company commenced operations by acquiring a mineral property located in Western Australia.  The Company has not yet determined whether this property contains reserves that are economically recoverable.  The recoverability of costs incurred for acquisition and exploration of the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and/or issuance of common shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year end is May 31.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 “Accounting and Reporting by Development Stage Enterprises” in its characterization of the Company as an exploration stage enterprise.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Mineral Interests

Mineral property acquisition costs are capitalized in accordance with EITF 04-2. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Impairment of Long-lived Assets

The Company records the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used over the long term are measured by a comparison of the carrying value of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the amount of the impairment is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

The Company recognizes reproduction and distribution revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. As at May 31, 2008 the Company has not generated any revenues.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instrument

The carrying value of cash approximates its fair value because of the short maturity of this instrument. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from this financial instrument.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at May 31, 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

At May 31, 2008, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

3.	COMMON SHARES

a)	During December 2007, the Company issued 2,500,000 common shares of the Company at $0.001 per share to the Company’s president for cash proceeds of $2,500.

b)	During the January and February, 2008, the Company issued 1,275,000 common shares of the Company at $0.02 per share for cash proceeds of $25,500.

4.	RELATED PARTY TRANSACTIONS

a)	During December 2007, the Company issued 2,500,000 common shares of the Company at $0.001 per share to the Company’s president for cash proceeds of $2,500.

b)	As at May 31, 2008 an amount of $2,465 is owing to a director of the Company. The amount is unsecured, non-interest bearing and has no specified terms of repayment.

c)	The Company’s President provides office space and services at no cost to the Company.

5.	INCOME TAXES

Deferred income taxes reflect the net effect of:

(a)	temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income taxes reporting purposes, and
(b)	net operating loss carryforwards.

No net provision for refundable U.S. Federal income tax has been made in the accompanying statement of operations because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed more likely than not to be realized.

The effective tax rate of the Company is reconciled to statutory tax rates as follows:

May 31, 2008
U.S federal statutory tax rate	34%
U.S. valuation allowance	(34)%
Effective tax rate	-

Deferred tax assets consist of the following:

May 31, 2008
Net Operating Loss Carryforward	$1,700
Valuation Allowance	(1,700)
Deferred tax asset	$-

The valuation allowance increased by approximately $1,700 during the year ended May 31, 2008. The Company has non-capital losses carried forward of approximately $5,100 which expire beginning in 2028. They may be utilized to offset future taxable income. Future tax benefits, which may arise as a result of these losses and resource expenditures, have not been recognized in these financial statements.

6.	MINERAL PROPERTY ACQUISITION

On February 12, 2008, the Company acquired the Albury Heath Prospecting Licenses in the Murchison Mineral field in Western Australia for $3,600. The option agreement includes a minimum expenditure commitment of approximately $12,700 per year from March 14, 2008 through March 13, 2011. In addition, the Company must incur exploration expenditures of approximately $180,000 through March 13, 2011. The option agreement has an exercise price of approximately $225,000 cash to be paid if exercised by the Company.

[Back Page of Prospectus]

PROSPECTUS

ALLORA MINERALS, INC.

1,275,000 Shares of
Common Stock
To be sold by current shareholders

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Dealer Prospectus Delivery Obligation

Until ___________, 2008 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 2008

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Item	Amount (US$)
SEC Registration Fee	4.81
EDGAR Filing Expenses	1,000.00
Transfer Agent Fees	1,000.00
Legal Fees	10,000.00
Accounting Fees	5,000.00
Printing Costs	500.00
Miscellaneous	1,000.00
Total	$18,504.81

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation does not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our Bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Since our inception on November 2, 2007 we have issued and sold the following securities without registration:

During December 2007, we accepted subscriptions for 2,500,000 shares of our common stock from Nino Tarulli, our sole officer and director. The shares of common stock were sold at a purchase price of $0.001 per share, amounting in the aggregate to $2,500. The offer and sale was made pursuant to the exemption from registration afforded by Rule 903(b)(3) of Regulation S, promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the securities were offered and sold outside of the US, to only a non-US person, and with no directed selling efforts in the US.

During the January and February 2008, we accepted subscriptions for 1,275,000 shares of our common stock from 31 investors. The shares of common stock were sold at a purchase price of $0.02 per share, amounting in the aggregate to $25,500. The offer and sale was made pursuant to the exemption from registration afforded by Rule 903(b)(3) of Regulation S, promulgated pursuant to the Securities Act, on the basis that the securities were offered and sold outside of the US, only to non-US persons, and with no directed selling efforts in the US.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of the Law Offices of Thomas E. Puzzo, PLLC regarding the legality of the securities being registered
10.1	Mineral Property Option Agreement dated February 12, 2008, by and between the Registrant and George Francis Lee
23.1	Consent of the Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.2	Consent of LBB & Associates Ltd., LLP
23.3	Consent of Gregory Philip Curnow, Consulting Geologist
99.1	Report of Gregory Philip Curnow, Consulting Geologist, dated March 27, 2008 16, 2007

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Melbourne, Victoria, Australia, on the 26th day of September, 2008.

ALLORA MINERALS, INC. (Registrant)

By:	/s/ Agostino Tarulli
Name: Agostino Tarulli Title: President and Chief Executive and Financial Officer (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Agostino Tarulli, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Allora Minerals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Agostino Tarulli	President, Chief Executive and	September 26, 2008
Agostino Tarulli	Financial Officer and Director
(Principal Executive, Financial
and Accounting Officer)